SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[The text below was sent via e-mail from an officer of SAIC, Inc. to certain employees]

Many of you have received an email today from “SAIC, Inc.[id@proxyvote.com]”, reminding you to vote your SAIC shares for the 2009 Annual Meeting of Stockholders. You would have received this if you 1) are a SAIC shareholder and 2) if records show you have not yet voted. You should be well aware by now that this year’s vote includes the very important proposal to convert each share of Class A preferred stock to one share of common stock. Management fully supports and recommends this proposal.

I am personally asking you to take this opportunity TODAY to vote your shares if you received this email. The email provides a very effective way for you to vote – I just voted using the links and passwords on the email, and it took me about one minute in total. I didn’t need to touch any paper, read any mail, or the like. The email provides an extremely effective way to cast your vote and to be duly represented.

So please, cast your vote! If you still are unsure which way to vote on the share conversion proposal, there is plenty of information on ISSAIC; or, you can just call me directly to openly discuss it. I am here all day today.

Thank you all very much.